Mail Stop 4561
		October 12, 2005


By U.S. Mail and facsimile to (219) 836 2950

Charles V. Cole
Executive Vice President and Chief Financial Officer
CFS Bancorp, Inc.
707 Ridge Road
Munster, IN  46321

Re:	CFS Bancorp, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
Forms 10-Q for the Quarters Ended March 31, 2005 and June 30, 2005
	File No. 000-24611

Dear Mr. Cole:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


	Sincerely,



      Joyce Sweeney
							Accounting Branch Chief


Charles V. Cole, Executive Vice President and Chief Financial
Officer
CFS Bancorp, Inc.
September 1, 2005
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